KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Exhibit 99.1

KYPHON

Moderator: David Schummers

January 27, 2004

4:00 p.m. CT

Operator: Good day, everyone, and welcome to the Kyphon Fourth Quarter Earnings Release conference call. A reminder that today’s conference is being recorded.

Now for further comments and introductions, I would like to turn the call over to the Director of Investor Relations of Kyphon, Mr. David Schummers. Please go ahead, sir.

David Schummers: Good afternoon and welcome to Kyphon’s Fourth Quarter 2003 Earnings conference call. I’m David Schummers, Kyphon’s Director of Investor Relations. With me are Richard Mott, our President and Chief Executive Officer; and Jeffrey Kaiser, our Vice President and Chief Financial Officer.

Before we get started, I’d like to remind you that during the course of this conference call we may make forward-looking statements that involve risks and uncertainties relating to future financial or business performance. Such statements are based on our current expectations and are subject to uncertainties that may cause certain actual results to vary materially from any projections we make today. The uncertainties that could cause actual results to vary are detailed in our filings with the SEC, including the risks and uncertainties listed in the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our 10Q filed on November 14th, 2003.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

You can access this document using the company Web site at www.kyphon.com. Please note that Kyphon is under no obligation to update any of the forward-looking statements discussed today.

I will now turn the call over to Rich Mott, President and Chief Executive Officer.

Richard Mott: Thanks, David. This is an exciting time for Kyphon, and I’m glad to have you on the call today to share in our enthusiasm.

The fourth quarter marks the end of a very important year in Kyphon’s development. During the year we successfully broadened our focus from our initial market opportunity in osteoporosis-related vertebral fractures and have now built the foundation to become a leading innovator in minimally invasive spine fracture therapies.

This strategic expansion was supported by our strong financial and operational achievements throughout 2003 as we built significant momentum in our business. For the fourth quarter, we reported total sales of $39.7 million, contributing to a strong fiscal 2003 in which we grew revenues 72 percent to $131 million.

You may have noticed that we included pro forma operating results in our financial release issued earlier today. Our pro forma results exclude two one-time items that are included in our GAAP financial statements, one relating to a deferred tax asset recognition and the other relating to our current facility lease termination. In addition, our pro forma results assume a 40 percent tax rate. Pro forma net income was $3.6 million or eight cents per fully diluted share for the fourth quarter, contributing to pro forma net income of $8.7 million or 21 cents per share for the full-year 2003.

Jeffrey will review our financial results in more detail during his portion of today’s call.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

I would like to highlight six specific operational areas in which we made significant advancements during the fourth quarter of this year: sales force expansion, surgeon education, new product development, geographic expansion, regulatory and reimbursement.

Our success in these areas will set the stage for further penetration into our core market as well as expansion into the broader, minimally invasive spine fracture market.

Throughout 2003, we invested substantially in our direct sales organization in the United States. This expansion supported domestic sales growth of 74 percent to $35.7 million during the fourth quarter. We focused our fourth quarter sales force additions on our Spine Education Specialist organization, which is specifically geared towards primary care physicians and oncologists.

We now have 40 individuals trained and deployed in the field, supported by a dedicated management group, which is consistent with our previous plan. Including our 122 senior surgical sales representatives and our sales management team, we now employ over 180 direct sales representatives and sales management in the U.S. alone.

This represents significant growth over our 110 surgical professionals at the end of 2002 and will be an important growth engine for our business as we enter 2004. I believe we’re unique in the medical device industry in employing two separate but complimentary sales organizations, one focused on the surgical community and one on the referring physician communities.

Our continued European sales force expansion fueled significant growth in our international business during 2003 as sales increased over 130 percent to $12.6 million for the year. We ended the year with 30 sales professionals in the field outside of the U.S., which is also consistent with our previous expectations.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Our continued sales force expansion is in response to the growing interest and support we have received from the global spine specialist community. During 2003, we trained 750 new surgeons in the U.S., ahead of our revised expectation of 700.

When combined with over 800 surgeons we trained outside of the U.S., our worldwide core of surgeon now tops 3,700. As we have mentioned in previous calls we initiated our advanced concepts training program during 2003.

These courses enable our experienced surgeons to focus on evolving techniques and nuances for achieving optimum fracture reduction using our devices. 90 surgeons attended these courses during this past year and based on the success and feedback we received on the initial roll out, we decided to expand this program substantially for 2004.

Turning to our product development progress, we introduced 12 new products during this past year. As I discussed on our third quarter conference call, four of these products were introduced at NASS and CNS in October.

Since that time, key surgeons have gained clinical experience with these products and our plan is to make them more broadly available in the surgical community throughout the first part of 2004.

In addition, we received a CE mark for our calcium phosphate material, KyphOs in December. This approval represents a milestone in our development as it allows us to enter the traumatic spine fracture market.

Since traumatic fractures occur in patients of all ages, our entrance to this market will enable us to address fractures in younger patients for the first time. We plan to introduce the KyphOs material through a limited European roll out during the first half of this year, allowing Europe’s leading surgeons to gain clinical experience with this material.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

The surgeon will confirm the indications we established during 2003 and gather surgical data on its use. We plan to initiate a broader launch in the European trauma fracture market during the second half of this year.

Geographic expansion was another area of significant focus during the quarter. Our European business experienced strong fourth-quarter results with revenue growth of 77 percent to $4 million.

In contemplating further international expansion we recently hired our first Spine Consultants in the U.K., France and Canada, and signed distribution agreements in Mexico and Brazil.

In total our products are now available in 19 countries throughout the world.

Turning to reimbursement, as I mentioned on our third quarter call, CNS’s ICD-9 Committee issued a recommendation for specific ICD-9 code for the Kyphoplasty procedure. This code became effective in October and officially recognizes Kyphoplasty as a procedure in the international reimbursement community. There was also progress in surgeon reimbursement during the year and policy coverage is now established in 39 states.

The private pay community has also shown significant interest in establishing reimbursement for Kyphoplasty, specifically Blue Cross/Blue Shield has now adopted policy coverage for Kyphoplasty in 17 states. And a number of regional payers nationwide have also adopted policy coverage.

On a national level, two new HCSPCS S-codes for Kyphoplasty were assigned earlier this month. These S-codes provide a framework for third party reimbursement for younger patients with spine fractures caused by trauma, cancer or osteoporosis.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

S-codes are unlisted codes used by the Blue Cross/Blue Shield Association and the Health Insurance Association of America. While there’s no payment level associated with these codes I believe this an important early development in our efforts here.

In addition, we made significant progress in European reimbursement during the fourth quarter as Kyphoplasty was assigned a code in the newly implemented German DRG system.

With the reimbursement structure in place we will accelerate our sales force expansion in Germany during 2004 and anticipate significant contribution to our international sales this year.

As an update on our regulatory situation surrounding bone cement, we recently submitted a 510K for our proprietary bone cement, KyphX HVR. As a result of this submission we’re in discussions with FDA regarding the clinical data and labeling requirements to obtain clearance.

In parallel with the 510K process we are discussing several IDEs with FDA. We believe that the long-term clinical value of our devices is significant and we intend to work with the agency on clinical trial designs that will support long-term outcome claims.

We intend to begin submitting IDEs to FDA during the first half of this year and hope to enroll patients in clinical trials in the U.S. this year. We expect our European clinical trial to provide supporting data in this process and we will continue enrolling patients in this trial throughout 2004 in support of our world wide regulatory reimbursement and marketing efforts.

Let me clarify the objectives of our two regulatory strategies. The goal of the 510K submission is to receive clearance to sell our bone cement on-label for use in certain vertebral body fractures. The goal of the IDE clinical studies is to allow us to promote certain, specific clinical benefits of procedures involving our instruments, bone cement in treating these vertebral body fractures.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

We continue to add to our organizational infrastructure as the company grows. A critical part of this foundation is our expanded senior leadership team. Over the final months of last year we added two new members: David Shaw as our Vice-President of Legal Affairs and General Counsel; and Cindy Domecus as our Vice-President of Clinical Research and Regulatory Affairs.

These individuals bring significant expertise and energy to Kyphon and greatly complement our leadership team.

On our fourth quarter earnings call last year, I outlined a series of agenda items that we intended to pursue during 2003. The strategy focused on five goals: strong financial performance, regulatory progress, improvement in reimbursement, new product introductions in our core market, penetration into the cancer and trauma-related spine fractures, and I believe we’ve performed very well against all of these objectives during the year.

And I would like to congratulate our employees throughout the world for their hard work and achievements.

Now I will turn the call over to Jeffrey, who will talk about our financial performance.

Jeffrey Kaiser: Thanks, Rich, and thanks to all of you for joining us this afternoon. For the fourth quarter, we reported $39.7 million in net sales, which represents a 74 percent increase over sales of $22.7 million reported in the year-ago period.

Domestic sales of $35.7 million represented growth of 74 percent over the fourth quarter of 2002. Our international business grew 77 percent year-over-year to $4 million during the fourth quarter. Constant currency growth in our international business was 48 percent for the period.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

For full-year 2003, domestic revenue grew 67 percent to $118 million. As you look at this growth, we see strong contributions from both existing and new hospital customers, specifically hospitals who were customers prior to 2003 ordered roughly 50 percent more in 2003 than they did in 2002.

This same-store growth contributed 70 percent of our total growth for 2003 while new hospital customers contributed the remaining 30 percent of our growth for the year. We continue to experience excellent growth in our hospital customer base, selling to over 1,100 hospitals during the fourth quarter of the year.

This is up from roughly 850 during the fourth quarter of 2002 and over 500 in the fourth quarter of 2001. Our customers are also increasing their average level of ordering, with cases per hospital growing approximately 15 percent during 2003, after growing 8 percent in 2002. Regarding revenue concentration, we continue to see consistent concentration trends, with 80 percent of revenues coming from 40 percent of our hospital customers. I believe that these are all very positive indications.

Gross margins for the quarter were 87.6 percent, in line with previous quarters and consistent with our expectations. For full-year 2003, margins were 87 percent, and we are targeting similar mid-80s margins for 2004.

Research and development expenses were $4 million or 10 percent of sales for the quarter and 12 percent for the year. For full-year 2004, we anticipate overall R&D spending to increase from fourth-quarter levels while maintaining a ratio of 11 to 12 percent of the annual sales as we focus on new products and additional clinical and regulatory areas.

Specifically, we plan on spending up to $4 million on incremental clinical activities in the U.S. during 2004.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Sales and marketing expenses were $20.4 million or 51 percent of sales for the quarter and 52 percent for the year.

We significantly expanded our primary care physician sales effort, adding 25 individuals during the quarter. This investment contributes to the higher spending as a percent of sales over the third quarter.

We will continue to expand our primary care and surgical sales organizations during 2004 both in U.S. and internationally. Commensurate with these investments and additional efforts in marketing and surgeon training, we expect similar sales and marketing expense as a percentage of sales during the first quarter and leveraging throughout the remainder of 2004 ending between 48 and 50 percent for the year.

General and administrative expenses were $5.8 million or 15 percent of sales in the quarter as reported. Included in this expense category is $1.2 million of non-recurring expense related to early lease termination cost on our current facility lease in anticipation of our upcoming facility move.

Net of these costs quarterly G&A expense would have been 4.6 million, or 12 percent of sales. We expect continued leverage in our G&A expense during 2004, ending at the 11 percent level, plus or minus, for the year.

Total operating expenses for the quarter included deferred compensation expense of $1.2 million and $5.5 million for the year. We anticipate that deferred compensation expense will decrease during 2004 to $4.5 million for the year.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Prior to this quarter the company has not reported significant income tax expense because of the available deferred-tax assets. These consist primarily of net operating loss in tax credit carry-forwards.

For financial reporting purposes, these deferred tax assets were fully reserved by a valuation allowance due to uncertainties surrounding the likelihood of their realization. Due to the company’s continued profitability over the past five quarters and a determination that realization of this deferred-tax assets was now more likely than not, deferred-tax assets were approximately $21.6 million were recognized in the fourth quarter of 2003.

Our income statement a corresponding one-time net tax benefit of approximately $14.5 million was reported in the fourth quarter of 2003 resulting in a $14 million overall tax benefit for the year.

Commencing in the first quarter of 2004, the company will report fully taxed earnings at a 40 percent rate. During 2004 it is unlikely that we will be required to pay significant amounts of federal and state income taxes until such time as the NOL and tax credit carry-forwards are exhausted or expired.

During this time, however, some smaller jurisdictional taxes may apply. Including this tax benefit, lease termination costs and net interest income of $214,000, net income was $19.3 million, or 45 cents per fully diluted share on a GAAP basis, for the fourth quarter.

Calculating earnings per share we used 43.1 million fully diluted shares outstanding for the fourth quarter. Also on a GAAP basis we reported net income of $27.3 million, or 65 cents per fully diluted share, for fiscal 2003 using a share count of 42.1 million shares outstanding.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

On a pro forma basis excluding the lease termination costs and the one-time tax benefit and including the 40 percent tax revision, that income was $3.6 million or eight cents per share for the quarter and $8.7 million or 21 cents per share for full-year 2003.

Reconciliation of our GAAP and pro forma results are detailed in the press release we posted to our Web site today. We closed the fourth quarter with cash equivalents in investments of $85.5 million on our balance sheet. Accounts receivables were $24.6 million at the end of the quarter and DSOs were 57 days.

Let me now address our expectations for the first quarter in fiscal 2004. For the quarter, we are planning for sales in the range of $41-and-a-half to $42-and-a-half million and earnings per fully diluted share in the range of seven to eight cents.

Keep in mind that our net income per share for 2004 assumes a constant 40 percent tax revision beginning in the first quarter, which is consistent with our pro forma results for 2003. We are anticipating fiscal 2004 revenues of between $186 and $190 million with international revenue contributing more than 10 percent of total sales for the year.

On the bottom line, we are planning for GAAP earnings per share of 36 to 41 cents, assuming a range of approximately 44 to 45 million fully diluted shares outstanding during 2004 and reflect expansion in normal and current business activity.

Acquisitions of significant product lines or businesses or changes in GAAP are not considered.

On a personal note, due to back and hip ailments, it has become physically difficult for me to work effectively day in and out given the pace and work load we all share here at Kyphon. After numerous discussions with Rich, I’ve decided to step down from my full-time role as CFO and transition to a part-time position within the company by becoming Executive Vice-President and Treasurer.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

This arrangement will allow me to continue to be involved in the company, which is important to me. We have recently initiated a search for a new Chief Financial Officer, and I will continue to serve in my capacity until our replacement is brought on board.

I would like to take this opportunity to thank our shareholders, analysts, board members, investment bankers, outside professionals, and most importantly my family, fellow employees and members of the executive staff here at Kyphon who have provided me with tremendous support and great times over the past four years.

Thank you very much. With all that said, I will turn the call back to Rich who will provide detail related to our future plans.

Richard Mott: Thank you, Jeffrey. I want to publicly recognize your tremendous contribution that you have made to Kyphon over the past four years. Kyphon is very grateful for Jeffrey’s valuable services in guiding the company’s financial matters during the past four years, and we look forward to his continued support and contributions in his new role.

More personally, I want to thank you for your guidance and support and hope that your health-related matters improve as I expect them to.

I’d like to further comment on the guidance Jeffrey just reviewed. I’d like to reiterate that this guidance reflects our confidence in our business and market potential but recognizing that the significant investments we must make to achieve our long-term goals.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

In order to build our global foundation, we will continue to support our new product development projects, domestic and international sales organizations, clinical research and geographic expansion. We believe strongly that this is the right time to invest in our global franchise, recognizing the opportunities ahead of us.

As I contemplate all of the advances we made in 2003 and the momentum we’re carrying into this year, I couldn’t be more excited. Looking into 2004 beyond, I believe that our expansion into the broader spine fracture market complements our core opportunity providing a solid foundation for growth.

There are five primary components to our near-term growth plan: continued strong financial performance in line with our expectations; supporting the clinical community by further sales force expansion; surgeon training, progress in reimbursement of regulatory affairs; innovative new product introductions; procedural expansion into the broader spine fracture markets, specifically cancer and trauma-related fractures; and fifth, further global expansion.

I’d like to walk you through this plan in detail. We plan continued expansion of our highly-talented sales organizations. Our goal is to reach 140 surgical sales territories and higher an additional 10 Spine Education Specialists in the U.S. and reach 50-plus direct Spine Consultants outside of the U.S. by year-end.

Surgeon training will continue to be a significant area of focus for Kyphon. We intend to train over 500 new surgeons in the U.S. and over 600 in Europe this year. In addition, we are planning for over 400 surgeons to attend advanced training during the year.

In total, we expect to train over 900 surgeons in the U.S. during 2004.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

We will build on our success in our new product development during 2003. Our priorities in our core market will be on advanced balloon technologies, complementary products such as next generation curettes and our biomaterials program.

We are beginning to invest significantly in specific devices for treating cancer and trauma-induced compression fractures. These markets have many of the same characteristics as our core osteoporosis market.

Like patients with fractures due to osteoporosis, patients with fractures due to cancer are poor surgical candidates and have been typically relegated to pain management regimens. Surgeons are already beginning to use our products in these patients, but I expect our newly-deployed SES sales organization to accelerate the use of our instruments in this setting because they will facilitate discussions between oncologists and surgeons on treating patients with these fractures.

I believe that this market segment represents a $350 million opportunity in the U.S. and Europe. In a separate effort for patients with tumors in the vertebral bodies, I’m excited about the opportunity of using our access systems to deliver site-specific cancer treatments in the spine.

We expect to undertake a program in this area during the year.

Spine fractures due to trauma usually occur in younger patients. A large number of these spine fractures are similar in morphology to the fractures caused by osteoporosis in that there’s little or no posterior compromise.

Similar to our cancer and osteoporosis markets, a substantial number of patients with these fractures are typically managed non-operatively using back braces or narcotic pain killers. With the approval of our KyphOs calcium phosphate material in Europe, our surgeon customers will have a new option for these patients and we intend to provide procedure-specific instrumentation kits for this market specifically.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Importantly, patients with these traumatic fractures are already under the care of our surgeon customers. We estimate that traumatic fractures market segment represents a $450 million opportunity for our current products in the U.S. and Europe alone.

With the success we’ve had gaining traction in the U.S. and our initial markets in Europe, this is the right time to invest our operating leverage into building a global franchise. Outside of the areas I’ve already discussed, we will begin investing significantly in Asia-Pacific this year.

Our regulatory and reimbursement strategies have been developed for Japan, and we recently hired our executive country manager, who will guide our development in this large market opportunity.

Overall I foresee the investment of over $3 million in new international markets this year. For 2004, I want to stress that our most significant opportunity for growth remains our core market of osteoporotic spine fractures.

We penetrated only six percent of our target market during 2003 and we will continue to invest in bringing the clinical value of our expanding device portfolio to this underserved patient population.

With that said, I will turn the call over for questions and answers. Operator, if you could help me?

Operator: Thank you, sir. The question-and-answer session will be conducted electronically. If you have a question please signal by pressing star one on your touch-tone telephone. Please make sure your mute function is depressed. Please pick up your handset to make sure your signal reaches our equipment. Again, that’s star one to ask a question.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

We’ll go first to Scott Davidson.

Scott Davidson: Hi. Good afternoon and congratulations on a nice quarter.

Richard Mott: Thank you, Scott.

Jeffrey Kaiser: Thank you.

Scott Davidson: Rich, could you talk maybe a little bit more specifically about the uptake of some of the products that were launched at NASS, and specifically as it relates to the Curette? Any anecdotal experience in terms of what people have seen in terms of height restoration?

Richard Mott: Yes. It’s been pretty positive, Scott. But we’ve deployed this on a limited basis, as I’ve indicated, and we’re starting to see anecdotally some pretty positive results. In fact specifically, our Elevate balloon product, which as you remember expands only in one plane, seems to be one of the more preferred items, and I anticipate throughout 2004 having that possibly become a work-horse component in our kits.

Scott Davidson: And what about the price per case impact of, you know, broader adoption of some of these technologies? Should we think in terms of the potential for, you know, on a country-specific basis an increase in ASPs, or is that too aggressive?

Richard Mott: Scott, I don’t think we’re focused on increasing the ASPs per case. My overall goal is to continue to bring value to our surgeons so that we can continue to increase our penetration in these large market segments.

The increase in average revenue per case really isn’t the goal here, specifically.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Scott Davidson: OK, great. And then, just in terms of your broader effort related to the company mission of becoming a, you know, sort of broad-base leader in spinal MIS. At what point should we be thinking in terms of getting some increased visibility on, you know, any development projects that might extend beyond the core, kind of, balloon-based technology?

Richard Mott: Well, I’ve made these points a couple of times, so I don’t want to bore people again. But trauma and cancer specifically are our focal points this year, and there are significant markets with significant size.

And as we develop our entrance strategies and begin to think about the procedure-specific kits, that’s where the focus of our innovation will be as we enter these markets.

Scott Davidson: Great. Thank you very much.

Operator: Moving on, we’ll next go to Milton Hsu with Bear Stearns.

Milton Hsu: First off, Jeffrey, I hate to hear the news that you’ll be paring back your responsibilities because it’s been great working with you in the last two years.

Jeffrey Kaiser: I appreciate that, Milton. Same for you as well.

Milton Hsu: All right. And first question is on gross margins, is there any reason why we shouldn’t expect gross margins to hold at 87, you know, high 86 percent? Because as I look at the quarters sequentially I know that the OUS sales have increased as a percentage of sales but the ASPs, they’re probably only a 10-percent discount to the U.S. And even though they are growing as a percentage of sales, it looks like you’re able to leverage your fixed costs and still hit 87 percent.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

So, in 2004, is this possible?

Jeffrey Kaiser: Yes, Milton, I think we’re talking about the terms of, you know, 85, 86, 87-percent range, really maintaining where we’ve been primarily for the factors that you just addressed.

We do expect to see a little bit extra international exposure or a little additional international contribution this year but you know, we’re also running more products through the plants. So, we’re getting a little bit better in those efficiencies as well.

Milton Hsu: OK. Second question, Rich, the advanced training for the surgeons?

Richard Mott: Yes?

Milton Hsu: Can you just go into a little more detail?

Richard Mott: Sure. As these procedures have been developed over the past few years, Milton, there’s nuances and techniques specifically that have evolved and we’ve seen that as those nuances have evolved we’ve had demand from our surgeon population to learn those.

And they’re very interested in coming back to the table from some of our educators in the spine surgeon community to learn those specific techniques. And further, it makes a great place for us to begin teaching and deploying some of our new product techniques to surgeons that have come through the primary education.

So, we’ll have a couple of different components in those advanced concept courses but I think we’re – I don’t think, I know that we’re pretty excited about those this next year.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Milton Hsu: OK. And the last question on Blue Cross/Blue Shield, the reimbursement, can you just give us an idea of how that stacks up against Medicare reimbursement?

Richard Mott: It’s a little early to tell, Milton. We’ve just gotten these 17 states on board, and we’re working with them to establish payment levels. So, I’d say that there’s a lot of variability state-to-state here. It’s early to pick a specific number at this point.

I think the bottom line is I’m encouraged, very encouraged, in fact, that private payers are giving exposure to these procedures, though.

Milton Hsu: OK. And then as you develop the trauma indication and that penetrates the market, will that be coded under – because I’m just asking because most of these patients probably are, you know, under private pay.

Richard Mott: It’s very possible, Milton, that it will be coded under those, those private pay policies that have been established. And there’s other components. In fact, as we expand our view into the treatment of these traumatic fractures there may be other reimbursement components that go along with the basic component.

Milton Hsu: OK. Thank you.

Operator: Once again, that is star one to ask a question. Now with Think Equity, we’ll go to Mr. Michael Lachman.

Michael Lachman: Good afternoon. Good quarter, guys.

Richard Mott: Thanks, Mike.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Michael Lachman: If you could provide a little bit more color, I know you went through some of your metrics that you look at with regard to same-store or in this case same-hospital growth versus new hospitals.

If you could maybe provide a little bit more color with regard to how this is evolving as your business matures and as more surgeons get trained and hospitals get up to speed? And I know you tend to talk about same-store growth in terms of hospitals rather than surgeons, but if you can talk at all about, you know, any trends with regard to number of surgeons per hospital or number of new surgeons adopting the procedure, that would be great.

Jeffrey Kaiser: Mike, you know, with the data we have is primarily – is hospital-driven. And what we’ve noticed this past year is with the larger base of hospitals that we came into the year that our growth was primarily driven by the customers that we had prior to this past year and only about 30 percent of our revenue came from newer hospitals.

But regarding, you know, number of docs, surgeons per hospital and that type of information, that’s just not available to us at this time.

Michael Lachman: OK. And so, if 70 percent of the growth in 2003 came from existing hospitals, do you have any feel for how that projects forward into 2004 in rough terms?

Jeffrey Kaiser: Yes, as the base, you know, continues to expand, you know, I’d suspect the newer business will probably continue to come down as a percentage, but only because of the – as the base grows.

Michael Lachman: Great. And then with regard to your 2004 revenue outlook, how significantly do trauma and cancer play into those numbers? And I guess specifically you looking at trauma, it sounds like you’re making some strides in that area and it’s an area of focus but without a U.S. approval for your calcium phosphate material, how significantly do you expect trauma to play in on a revenue front near-term?

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Richard Mott: Well, Mike, in the trauma market, as I indicated, we’re looking at a very limited release in Europe during the first half of the year and then starting to roll this out more broadly in the back half.

So, in our European – specifically our international revenue, we don’t anticipate that to be a significant portion, but it will be a portion. And as we combine that with the total overall revenue, it won’t be a significant portion of 2004 revenues.

But high expectations for 2005 as we look out beyond 2004 and get this ramped up.

Michael Lachman: Great. Thanks.

Richard Mott: Yes.

Operator: And we have a question from Lynn Pieper with Thomas Weisel Partners.

Lynn Pieper: Hi.

Richard Mott: Hi, Lynn.

Jeffrey Kaiser: Hi.

Lynn Pieper: How are you doing?

Richard Mott: Good.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Lynn Pieper: Just two quick questions – and you probably said this and I missed it, so I’m sorry. You talked about your new surgeons trained in the quarter. How many surgeons did you train in the quarter, I guess first of all. And then secondly, can you clarify as to whether they’re spine surgeons, neurosurgeons or what kind of people you’re training?

Richard Mott: Lynn, we didn’t specify the specific quarter but we trained around 750 surgeons for 2003 in total. And that was ahead of our 700, a revised projection of 700. And to answer the back half of your question, the majority of these surgeons, of the people being trained today are either orthopedic or neurospine surgeons.

And over 2003, we saw a dramatic increase in the number of neurosurgeons that wanted training. And I would guess that that’s between 40 and 50 percent of the population that we’re seeing today.

Lynn Pieper: Perfect. OK, thanks.

Richard Mott: Yes.

Lynn Pieper: And then just secondly, can you just clarify for me how many sales reps do you have now calling on the spine community, and then also the general physicians? And then how many do you plan to add over 2004? And then just secondly, you know, as you look to increase referral patterns of reps calling on general physicians, how do you track, you know, the success of that program?

Richard Mott: Let me answer your metrics first.

Lynn Pieper: OK.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Richard Mott: We have 122 spine consultant territories today, and then we have 40 deployed SES, Spine Education Specialists. These are the people that are calling on oncologists and primary care physicians.

So, that’s where we are today. We expect throughout the year to add up to about 140 territories from a spine consultant area and then add another 10 or so in our SES work force, which would get us upwards of say 190 or so direct sales people in the U.S. calling on either primary care physicians, oncologists or spine surgeons, surgical community.

And the metrics for us are two-fold. One is on a global basis to see our actual procedural growth. And that translates directly to a territory basis where we expect to see an increase in procedures over existing rates that we saw historically in these territories and that will be the driving metric that we look at going forward.

We only had about 10 of these people or so in their territories, and it’s hard to say as we just got some experience with that in the fourth quarter. But with the significant investment that we made at the end of the fourth quarter this year going into 2004, our expectations are pretty high here.

So, I tried to get to all aspects of your question.

Lynn Pieper: OK. Great. Thanks a lot.

Richard Mott: Yes.

Operator: And now we’ll take a question from Dave Turkaley with WR Hambrecht.

Dave Turkaley: Hey, congratulations.

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Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Richard Mott: Thank you, Dave.

Dave Turkaley: Just wanted to check something. I think I wrote this down wrong. I think you said for the goals for 2004, was it training 500 new surgeons in the U.S., 600 in Europe and then there was a 900?

Richard Mott: Yes. I can explain that. We have 500 new surgeons trained in the U.S., but 400 we believe will attend our advanced surgeon training. That’s in the U.S. So, a total of 900 there.

Then there’s, in addition, another 600 that will train outside of the U.S.

Dave Turkaley: OK. So, this is the goals for next year in terms of new guys that you’re going to add?

Richard Mott: Yes. 2004. That’s correct.

Dave Turkaley: And then when you’re looking at your six percent penetration, could you maybe give us some of the back up to get that calculation for the core market for this year, what your thoughts are?

Richard Mott: Well, as we looked at the U.S. and Europe combined, there are 550,000 patients in with approximately 700,000 diagnosed fractures. And that’s the basis by which we’re looking at the U.S. and Europe.

But I’m quick to point out that Japan is the third largest medical device market and represents a substantial population. So, when you start putting these populations together, it’s just, you know, we’re a single-digit penetration into this core opportunity.

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Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Dave Turkaley: Excellent. Thanks a lot.

Richard Mott: Yes.

Operator: And as a final reminder today, that is star one to ask a question. And it does look like we have a follow-up from Mr. Lachman.

Michael Lachman: Great. Yes, just a couple of quick follow-ups. On training, any meaningful numbers with respect to interventional neuroradiologists working their way into those totals?

Richard Mott: We see a portion, Mike, as we’ve seen before of interest there, and quite frankly, it’s something that we welcome. I’d like – in the strategy that we’ve created to have surgeon partners with the interventional neuroradiologists as these procedures are done in the OR and potentially need surgical backup if there’s ever an issue.

But on a selective basis, we’re training these INRs. It’s not a large portion of what we train.

Michael Lachman: Great. And then you made some reference broadly to pricing. Any specific comments with respect to average pricing per procedure and levels per procedure?

Jeffrey Kaiser: The – Mike, from an average revenue per case, we haven’t changed our pricing for our standard kits but on from an average revenue per case it has gone up a little bit in the last six months or so, primarily due to some of the new product introductions that we had in the earlier part of 2003.

Michael Lachman: OK. Any comment on the specific amount there?

Jeffrey Kaiser: Oh, at the end of the – I think for the year, we averaged about 3950.

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Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

Michael Lachman: OK. Great. And I guess one follow up on reimbursement. We’re sort of in the land between October 1st CNS application deadlines in terms of national coverage. Any thoughts on any events or milestones with respect to national coverage this year? And any important clinical data publications we should be looking for in 2004?

Richard Mott: I’ll answer the second question first. We saw at NASS for the first time two-year data in Dr. Garfin’s poster published, and I would expect – in fact believe that we’ll see more two-year data published potentially in Spine and in the Journal of Neurosurgery and some follow-up to the original studies that some of these surgeons have developed.

So, I look forward to seeing that two-year data come out in multiple publication form this year. With that said, again, you know, we’ll work with the societies or others that might and would bring a recommendation forward for national CPT coverage.

But that’s not something that specifically we would drive. We would only support it if asked.

Michael Lachman: Great. Thank you.

Richard Mott: Yes.

Operator: And once again, it is star one if you do have a question today. It appears there are no further questions. I’ll turn the conference back over to Mr. Mott for any additional or closing comments.

Richard Mott: Well, I wanted to again publicly recognize Jeffrey’s contributions to the company and just indicate that, you know, I look forward to continuing my relationship with him as we go forward.

KYPHON

Moderator: David Schummers

01-27-04/4:00 p.m. CT

Confirmation # 286152

I also want to thank everyone for joining us today on the call and, if there are no other questions, this concludes our call for the day. So, thank you for joining us.

Operator: And once again, this does conclude Kyphon’s Fourth Quarter Earnings Release conference call. Thank you, everyone, for joining us today.

END